Exhibit 5.1

Hanwha Q CELLS Co., Ltd.

Hanwha Building

86 Cheonggyecheon-ro, Jung-gu

Seoul

Korea

June 5, 2015

Dear Sirs

Hanwha Q CELLS Co., Ltd.

We have acted as Cayman Islands legal advisers to Hanwha Q CELLS Co., Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, and the base prospectus (the “Prospectus”) included therein, relating to the offering by the Company of ordinary shares with a par value of US$0.0001 (“ordinary shares”), including ordinary shares represented by American Depositary Shares (the “ADSs”), preferred shares with a par value of US$0.0001 (“preferred shares”), debt securities or warrants.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed originals, copies or final drafts of the following documents and such other documents as we have deemed necessary in order to render the opinions below:

1.1	The certificate of incorporation dated 12 May 2006, the certificate of incorporation on change of name dated 30 December 2010, the certificate of incorporation on change of name dated 6 February 2015 and the amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 4 February 2015 and effective on 6 February 2015 (the “Memorandum and Articles”).

1.2	The written resolutions of the directors of the Company dated 29 April 2015 (the “Directors’ Resolutions”).

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 8 April 2015 (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

2.4	The Company will have sufficient authorised capital to effect the issue of the ordinary shares and preferred shares at the time of issuance.

2.5	The form and terms of any preferred shares including, without limitation, the designation, powers, preferences, rights, qualifications, limitations and restrictions of the preferred shares, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof in accordance with the terms thereof, will not conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles or any law, public rule or regulation applicable to the Company currently in force in the Cayman Islands.

2.6	All necessary corporate action will be taken to authorise and approve any issuance of preferred shares (including to establish one or more series of preferred shares and to fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof), the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$700,000 divided into 7,000,000,000 ordinary shares of a nominal or par value of US$0.0001 each.

3.3	On the assumption that any ordinary shares (including any ordinary shares issuable upon the conversion of the Company’s debt securities or the exercise of its warrants, as applicable) and any preferred shares which are issued pursuant to the Registration Statement have been duly authorised prior to issuance, when such ordinary shares or preferred shares (as the case may be) have been issued, allotted and paid for in the manner described in and pursuant to the terms of the Registration Statement and/or the Prospectus (including any supplement thereto) and registered in the register of members (shareholders), such ordinary shares and preferred shares will be legally issued and allotted, and credited as fully paid and non-assessable.

3.4	The liability of shareholders of the Company is limited to the amount, if any, unpaid on their shares. On the basis that all such shares in the Company are fully paid, there is no rule of Cayman Islands law that would impose any further liability on persons holding shares in the Company, merely by reason of such shareholding.

4	Qualifications

The opinions in this opinion letter are subject to the qualification and limitation that under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein. A third party interest in the ordinary shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion the phrase “non-assessable” means, with respect to shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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